General Metals Update: Larry M. Bigler, CPA of Reno, NV Joins Company Board of Directors as Independent Director and Member of the Audit Committee

Reno, NV, December 18, 2007 - General Metals Corporation (the “Company”) (OTCBB: GNMT, Frankfurt GMQ) is pleased to announce that Larry M. Bigler, CPA, has joined the Company’s Board of Directors as an Independent Director and will serve as the Financial Expert on the Company’s Audit Committee. Larry Bigler has lived in Reno Nevada for the past 20 years and has over 30 years of accounting experience in the mining industry and mining experience. Mr. Bigler is a practicing Certified Public Accountant with numerous mining clients. Mr. Bigler formerly served as CFO, Vice President, and Director for Oro Nevada Resources and was instrumental in raising C$ 40 million from an initial public offering. From 1987 until 1992 he was Treasurer and Controller for Getchell Gold where he completed an initial public offering and a gold loan. He has degrees in economics and accounting and has published many articles on mining financial issues.

Bigler replaces Leslie James Porter, CPA, CFA who served in the above position for the Company since March 26, 2007 when he was succeeded as CFO by Daniel J. Forbush, CPA who was formerly the CFO for Glamis Gold. Porter initially joined the Company as Director and CFO in November of 2005 and effective December 17, has resigned as a Director and is pursuing another CFO position with another public Company. Porter’s service to the Company has been greatly appreciated.

The Board still remains at 5 Directors:	Stephen Parent, President, CEO
Daniel J. Forbush, CPA, CFO
David J. Salari , P.Eng, COO
John R. Rose , MBA
Larry M. Bigler , CPA.

Both Rose and Bigler serve as Independent Directors and function on the Company’s audit committee.

Company President and CEO, Steve Parent commented: “It is a great opportunity to have Larry Bigler, CPA join our Board of Directors at this time. Larry has been involved in a hands on way in the financial side of the mining industry for over 30 years with 20 of those years in Reno, Nevada, where he is both well connected and highly regarded. As we embark on the near term building of producing mines in Nevada over the next few years, Larry adds tremendous synergy to the management team.”

Dan Forbush, CPA,CFO says: “ We are pleased that Larry is ready to roll up his sleeves and help us with the substantial development work that lies ahead. He adds a dimension that will be greatly appreciated. We also wish Jim Porter,CPA, the very best and thank him for his contributions in helping to build the Company to its present level.”

About General Metals Corporation: General Metals Corporation is an aggressive junior minerals exploration and development company, based in Reno, Nevada. The Company controls 100% of the strategically situated Independence property located in the prolific and highly prospective Battle Mountain Mining District on the Battle Mountain – Eureka gold trend, in Humboldt County, Nevada. The Company also owns 150 sq. km. of mining concessions for gold, diamonds and base metals in Ghana, West Africa and plans to commence exploration activities this year. A detailed description of the exploration and production history of the Independence property is available on the Company’s web site at www.gnmtlive.com

.Notice Regarding Forward Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, that the proceeds from the recent private placement will allow the Company to proceed with Phase 1 drilling at its Independence Mine in Nevada or any shallow mining production later this year, the budget for the Phase 1 drilling program, that an estimated 235,000 ounces of gold and 2,500,000 ounces of silver are contained in the mineralized material in the “Shallow Target”, and is proposed to be mined and loaded onto a cyanide heap leach pad, or any future financings that the Company may enter into.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with mineral exploration. We are not in control of metals prices and these could vary to make development uneconomic. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB for the 2004 fiscal year, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact:

Wayne Meyerson, Investor Relations

General Metals Corporation

wayne@gnmtlive.com

775.686.6078 office

775.830.6429 cell